April 28, 2025 Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549 We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 25, 2025, to be filed by Avidity Biosciences, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm. Very truly yours, /s/ BDO USA, P.C.